EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 2, dated September 11, 2017, to the Schedule 13G with respect to the common stock, par value $0.001 per share, of Pfenex Inc. (the “Schedule 13G”), is, and any and all subsequent amendments thereto shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement (this “Agreement”) shall be included as an exhibit to Amendment No. 2 to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of Amendment No. 2 to the Schedule 13G and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

DOWDUPONT INC.

By:	/s/ Ronald C. Edmonds
Name:	Ronald C. Edmonds
Title:	Co-Controller

By:	/s/ Jeanmarie F. Desmond
Name:	Jeanmarie F. Desmond
Title:	Co-Controller

THE DOW CHEMICAL COMPANY

By:	/s/ Ronald C. Edmonds
Name:	Ronald C. Edmonds
Title:	Controller and Vice President of Controllers and Tax